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599 Menlo Drive, Suite 200
Rocklin, CA  95765-3708
Telephone (916) 415-0864 - Fax (916) 415-0645
www.idwlcd.com
                                                                    NEWS RELEASE
                                                             OTC BB Symbol: IDWK
                              For Immediate Release

      International DisplayWorks, Inc. Announces US$6.4 million design win

Rocklin, California, April 23, 2003. International DisplayWorks today announced that it has entered into a manufacturing agreement to supply approximately $6.4 million of electronic modules to a new customer in the European market between May, 2003 and July, 2004.

     IDW Chairman and CEO Steve Kircher stated, "Winning this contract against intense competition is a significant achievement for IDW and evidence of the success of our efforts to focus our business development on major customers and contracts." Kircher added, "We are pleased that this customer is in the European market, thus further serving to diversify the geographic base of our customer portfolio."

     This design win is significant to IDW in that it represents an order equal to 30% of its current sales revenue. The manufacturing agreement includes certain penalty clauses with respect to quality, late delivery and cancellation which, should they be triggered, could have material impact on IDW's operating results.

About International DisplayWorks
     International DisplayWorks, Inc. is a manufacturer and distributor of liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. The Company manufactures its products in a 270,000 square feet manufacturing facility in the People's Republic of China (PRC) and employs approximately 1,250 persons. Sales offices are located in Rocklin, CA, Hong Kong and Shenzhen, PRC.

For additional information contact:
Steve Kircher - (916) 415-0864           or:    Investor Relations
CEO, International DisplayWorks, Inc.           at investor_relations@idwusa.com

The International DisplayWorks, Inc. website is www.idwlcd.com

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW" or "the Company") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management, including without limitation, IDW (as defined herein) and the Company's other subsidiaries, are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the Company's 10-K and other related documents filed with the

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Securities and Exchange Commission.  This does not constitute an offer to buy or sell securities by the Company or GeoMarketing and is meant purely for informational purposes.

Keyword: California  Industry Keywords: Liquid Crystal Display, LCD, Electronics